EXHIBIT 10.28

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

First Amendment to Collaboration and License Agreement

This First Amendment to Collaboration and License Agreement (the “Amendment”) is entered into on April 1, 2007 (the “Amendment Effective Date”) between AFFYMAX, INC., a Delaware corporation, with its principal place of business at 4001 Miranda Avenue, Palo Alto, CA  94304, U.S.A. (“Affymax”), and TAKEDA PHARMACEUTICAL COMPANY LIMITED, a company incorporated under the laws of Japan, with its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka, 540-8645, Japan (“Takeda”).

RECITALS

WHEREAS, Affymax and Takeda have entered into a certain Collaboration and License Agreement dated as of February 13, 2006, under which Affymax has granted Takeda a certain right and license for the development and commercialization in Japan of Affymax’s proprietary pegylated [ * ] drug candidate designated by Affymax as Hematide™ (the “Japan Agreement”);

WHEREAS, Affymax and Takeda have also entered into another Collaboration and License Agreement dated as of June 27, 2006, under which Affymax has granted Takeda a certain right and license for the development and commercialization of the same drug candidate worldwide outside Japan (the “Global Agreement”);

WHEREAS, Affymax and Takeda have been discussing, pursuant to Section 6.8 of the Global Agreement, the amendment of the Japan Agreement to reflect the fact that Takeda is now the exclusive collaborator of the drug candidate not only in Japan but also all over the world;

NOW THEREFORE, in consideration of the foregoing premises and mutual promises, covenants and conditions contained in this Amendment, the Parties agree as follows:

1.             Amendments to Section 1.  The Parties hereby agree to amend each of the following Sections of the Japan Agreement by replacing each such Section, in its entirety, with the phrase “{SECTION INTENTIONALLY LEFT BLANK}”: Sections 1.70, 1.77, and 1.79.

2.             Addition of Section 1.84.  The Parties hereby agree to append, at the end of Section 1, new Section 1.84 as follows:

1.84        “Global Agreement” means that certain Collaboration and License Agreement between the Parties, dated as of June 27, 2006, pursuant to which Affymax has granted Collaborator certain rights and licenses with respect to the development and commercialization of Hematide and the Product worldwide outside Japan.

3.             Amendment to Section 2.4(c)(iii).  The Parties hereby agree to amend and restate Section 2.4(c)(iii) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(iii)  altering the [ * ] or otherwise proposing to conduct or conducting any Development activities in a manner that would reasonably be expected to [ * ] development or commercialization efforts for Products [ * ] other than for purposes of [ * ] or pursuant to a requirement imposed by the Regulatory Authorities in the Licensed Territory or the external monitoring board for such trial.

4.             Amendment to Section 3.3(d).  The Parties hereby agree to amend and restate Section 3.3(d) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(d)           using Diligent Efforts not to unreasonably adversely impact the Development or Commercialization efforts for Products pursuant to the Global Agreement, including without limitation, and where reasonably practicable, using and filing in the Licensed Territory regulatory filings that are equivalent to all MAAs and related filings for Products that are provided by Affymax and/or Collaborator pursuant to the Global Agreement, to ensure that all Collaborator’s filings and specifications for Products in the Licensed Territory remain consistent, as far as reasonable, with those for the relevant Products outside the Licensed Territory.

5.             Amendment to Section 3.6.  The Parties hereby agree to amend the first sentence of Section 3.6 of the Japan Agreement by replacing such sentence, in its entirety, with the following: “If, during the ten (10) year period following the Effective Date, Affymax develops a potential Backup Product(s) in the Field, Collaborator shall have a right of first refusal to develop and commercialize such Backup Product(s) for the Licensed Territory as provided in this Section 3.6.”

6.             Amendment to Section 3.6.  The Parties hereby agree to amend the final sentence of Section 3.6 of the Japan Agreement by replacing such sentence, in its entirety, with the following: “For clarity, if and as far as a Backup Product is developed outside the Field by Affymax, then Collaborator shall have no rights under this Section 3.6 with respect to such Backup Product.”

7.             Amendment to Section 4.1(a)(i).  The Parties hereby agree to amend the final sentence of Section 4.1(a)(i) of the Japan Agreement by replacing such sentence, in its entirety, with the following: “Collaborator shall have the full right, without any additional consideration, to use any and all such data and reports supplied by Affymax under this Section 4.1(a)(i) in connection with the Development and/or Commercialization of the Product in the Licensed Territory, including the incorporation of such data or reports in any MAA.”

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.             Amendment to Section 4.1(a)(ii).  The Parties hereby agree to amend and restate Section 4.1(a)(ii) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(ii)           Within thirty (30) days after the Effective Date, Affymax shall provide Collaborator with copies of all clinical data resulting from [ * ] completed or ongoing (where available) as of the Effective Date and Controlled by Affymax.  Thereafter, Affymax shall, in a timely manner and compliant with requirements of the Regulatory Authority in the Licensed Territory, provide Collaborator with copies of all preclinical, non-clinical, analytical, manufacturing, and clinical data relating to the Product and generated by Affymax or on behalf of Affymax by any Third Party, provided that information regarding adverse events and serious adverse events shall be provided promptly as set forth in Section 4.8.    Collaborator shall have the full right, without any additional consideration, to use any and all such data supplied by Affymax pursuant to this Section 4.1(a)(ii) and any data generated by Collaborator under the Global Agreement in connection with the Development and/or Commercialization of the Product pursuant to this Agreement and the Global Agreement, including the incorporation of such data or reports in any MAA or other regulatory filings.

9.             Amendment to Section 4.1(a)(iii).  The Parties hereby agree to amend and restate Section 4.1(a)(iii) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(iii)         The terms of the Global Agreement, including Section 4.1 of such agreement, will govern with respect to the Parties’ rights outside of the Licensed Territory to access and use any clinical data generated by the Parties pursuant to the Global Agreement. In addition, Collaborator shall have the full right, without any additional consideration, to use any and all such data generated by Collaborator under this Agreement in connection with the Development and/or Commercialization of the Product pursuant to the Global Agreement, including the incorporation of such data or reports in any MAA or other regulatory filing.

10.          Deletion of Certain Sections.  The Parties hereby agree to delete the following Sections of the Japan Agreement in their entirety: Sections 4.1(a)(iv), 4.1(a)(v), and 4.1(a)(vi).

11.          Amendment to Section 4.1(b).  The Parties hereby agree to amend Section 4.1(b) of the Japan Agreement by replacing such Section, in its entirety, with the phrase “{SECTION INTENTIONALLY LEFT BLANK}”.

12.          Amendment to Section 4.1(c).  The Parties hereby agree to amend and restate Section 4.1(c) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(c)           Data Generated by or on Behalf of Collaborator.  Collaborator shall, in a timely manner and compliant with requirements of the FDA and the EMEA, provide Affymax with copies of all preclinical, non-clinical, analytical,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacturing, and clinical data relating to the Product and generated by Collaborator or on behalf of Collaborator by any Third Party under this Agreement, provided that information regarding adverse events and serious adverse events shall be provided promptly as set forth in Section 4.8.  If Affymax requests that copies of such data be provided in compliance with requirements of other Regulatory Authorities pursuant to the Global Agreement, Collaborator shall reasonably consider such request.  Affymax shall have the full right, without any additional consideration, to use any and all such data supplied by Collaborator pursuant to this Section 4.1(c) in connection with the Development of the Product pursuant to this Agreement and the Global Agreement and/or in connection with the Commercialization of the Product in U.S. pursuant to the Global Agreement, including the incorporation of such data or reports in any MAA or other regulatory filings.

13.          Amendment to Section 4.1(d).  The Parties hereby agree to amend and restate Section 4.1(d) of the Japan Agreement by replacing such Section, in its entirety, with the phrase “{SECTION INTENTIONALLY LEFT BLANK}”.

14.          Amendment to Section 4.2(b).  The Parties hereby agree to amend and restate Section 4.2(b) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(b)           Rights of Reference to Regulatory Materials.   Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by such Party pursuant to this Agreement and/or the Global Agreement for Product as follows:  The right of reference granted to Affymax herein shall be solely for the purpose of Affymax or its Affiliates obtaining Regulatory Approval in U.S. for the Product pursuant to the Global Agreement.  The right of reference granted to Collaborator herein shall be solely for the purpose of obtaining Regulatory Approval for the Products in and outside the Licensed Territory pursuant to this Agreement and/or the Global Agreement. For the avoidance of doubt, Collaborator shall have a right of reference, for the purpose of obtaining the Regulatory Approval for the Products in the Licensed Territory pursuant hereto, to all Regulatory Materials filed by Collaborator pursuant to the Global Agreement, and vice versa.

15.          Amendment to Section 4.2(c)(iv).  The Parties hereby agree to amend and restate Section 4.2(c)(iv) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(iv)          The terms of the Global Agreement, including Section 4.2(a) of such agreement, will govern the right to file Regulatory Materials or Regulatory Approvals regarding the Product outside the Licensed Territory.

16.          Amendment to Section 4.5.  The Parties hereby agree to amend and restate the final sentence of Section 4.5 of the Japan Agreement by replacing such sentence, in its entirety, with the following: “The terms of the Global Agreement, including Section 4.6 of such agreement,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

will govern the right and procedures for the communication regarding the Product with any Regulatory Authorities outside the Licensed Territory.”

17.          Amendment to Section 4.6.  The Parties hereby agree to amend and restate the final sentence of Section 4.6 of the Japan Agreement by replacing such sentence, in its entirety, with the following: “The terms of the Global Agreement, including Section 4.2 of such agreement, will govern the filing of any Regulatory Materials for Peptide, [ * ], Hematide and/or Product outside of the Licensed Territory.”

18.          Amendment to Section 4.8.  The Parties hereby agree to amend and restate the first sentence of Section 4.8 of the Japan Agreement by replacing such sentence, in its entirety, with the following: “The Parties agree that Collaborator shall be primarily responsible for the monitoring of all clinical experiences and filing of all required reports throughout clinical Development and Commercialization of the Product in the Licensed Territory, and that the primary responsibility for the monitoring of all clinical experiences and filing of all required reports concerning the Product in the Affymax Territory will be as set forth in the Global Agreement.”

19.          Amendment to Sections 4.8(c) and (d).  The Parties hereby agree to amend and restate Sections 4.8(c) and (d) of the Japan Agreement by replacing such Sections, in their entirety, with the following:

(c)           provides that Collaborator shall have regulatory reporting responsibilities in the Licensed Territory, and the Party who shall have regulatory reporting responsibilities in the Affymax Territory shall be as set forth in the Global Agreement;

(d)           provides that Collaborator shall manage the global safety database;

20.          Amendment to Section 4.9.  The Parties hereby agree to amend and restate  Section 4.9 of the Japan Agreement by replacing such Section, in its entirety, with the following:

4.9          Regulatory Authority Communications Received by a Party.  Each Party shall keep the other Party informed, in a timely manner and in any event in compliance with the reporting requirements of any Regulatory Authorities, of notification of any action by, or notification or other information which the first Party receives (directly or indirectly) from any such Regulatory Authority which: (a) raises any [ * ] of the Product; (b) indicates or suggests [ * ] in connection with the Product; (c) is reasonably likely to lead to a [ * ] of the Product; or (d) relates to [ * ] with respect to the Product, [ * ], and which may have [ * ] the [ * ]. Preparation and submission of the response to such communication outside the Licensed Territory shall be as set forth in the Global Agreement. Collaborator shall be responsible for preparing and submitting the response to the communication to the Regulatory Authorities in the Licensed Territory.  However, before submitting such response to a Regulatory Authority regarding the communication, Affymax shall have an opportunity to comment on the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

response.  In the event the Parties disagree concerning the form or content of a response to a Regulatory Authority in the Licensed Territory, Collaborator shall decide the appropriate form and content of such response. Affymax shall fully cooperate with and assist the Collaborator in complying with such regulatory obligations and communications, including by providing to the Collaborator, within two (2) Business Days after a request or as quickly as practicable thereafter, such information and documentation in Affymax’s possession as may be necessary or helpful for the Collaborator to prepare a response to an inquiry from a Regulatory Authority.  For clarity, each Party’s obligations under this Section 4.8 shall apply to any such communications regarding the matters referred to above received by such Party’s Affiliate(s), contractors, partners, or other collaborators as if such communications had been received by such Party directly.

21.          Amendment to Section 4.11.  The Parties hereby agree to amend and restate Section 4.11 of the Japan Agreement by replacing such Section, in its entirety, with the following:

4.11        Recalls and Voluntary Withdrawals.  The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of the First Commercial Sale of any Product in the Licensed Territory, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange.  If either Party becomes aware of information relating to any Product that indicates that a unit or batch of Finished Product or Bulk Hematide may not conform to the specifications therefor, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of Products, it shall promptly so notify the other Party.  The Joint Committee shall meet to discuss such circumstances and to consider appropriate courses of action, which shall be consistent with the internal SOP of the Party having the right to control such recall pursuant to this Section 4.11. Collaborator shall have the right and responsibility to control any product recall, field correction, or withdrawal of any Product in the Licensed Territory that is required by Regulatory Authorities in the Licensed Territory, and the allocation of expenses incurred in connection with such recall between the Parties shall be made as follows: (i) if the recall is due to a manufacturing defect in accordance with then prevailing U.S. product liability Laws, unless otherwise agreed upon by the Parties in the Supply Agreement (as defined in Section 7.3 hereof) for Bulk Hematide, then Affymax shall bear all such expenses, (ii) if the recall is due to a manufacturing defect in accordance with then prevailing U.S. product liability Laws, unless otherwise agreed upon by the Parties in the Supply Agreement of Finished Product (other than due to manufacturing defect of Bulk Hematide), then Collaborator shall bear all such expenses, (iii) if the recall is due to both of (i) and (ii), then the Parties shall share all such expenses proportionately and (iv) otherwise, 100% to Collaborator to the extent attributable to a recall in the Licensed Territory, unless otherwise may be agreed in the Supply Agreement. In addition, Collaborator shall have the right, at its discretion, to conduct any product recall, field correction or withdrawal of any Product in the Licensed Territory that is not so required by such Regulatory

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Authorities but that Collaborator deems to be appropriate, with the allocation of expenses incurred in connection with such recall between the Parties to be as set forth in the immediately preceding sentence. Collaborator shall maintain complete and accurate records of any recall in the Licensed Territory for such periods as may be required by applicable Laws, but no event for less than three (3) years.

22.          Amendment to Section 6.3.  The Parties hereby agree to amend and restate Section 6.3 of the Japan Agreement by replacing such Section, in its entirety, with the following:

6.3          License to Affymax under Collaborator Technology.  Subject to the terms and conditions of this Agreement and the Global Agreement, Collaborator hereby grants to Affymax a non-exclusive, royalty-free license under the Collaborator Technology to develop, use, sell, offer for sale, make, have made, and import the Product or the Peptide or the Bulk Hematide or the Finished Product for the purpose of Development and Commercialization of the Product anywhere in the world where Affymax has or comes to have a right to Develop and Commercialize the Product pursuant to this Agreement or the Global Agreement, as the case may be.  Such license shall be sublicenseable by Affymax to any Affiliate of Affymax.  Such license shall also be sublicenseable by Affymax to any Third Party with written notification to Collaborator promptly following the grant of such sublicense.

23.          Amendment to Section 7.4.  The Parties hereby agree to amend and restate Section 7.4 of the Japan Agreement by replacing such Section, in its entirety, with the following:

7.4          Finished Product.    Collaborator shall be responsible for, at its own cost, the formulation, filling, finishing, testing and final release of the Finished Products for Development and Commercialization in the Licensed Territory.  Collaborator shall have the right to pursue in its sole discretion the formulation for the Product, including a formulation which is different from that utilized for the Product pursuant to the Global Agreement for use in the Affymax Territory.  Collaborator shall be solely responsible for obtaining, at its expense, any licenses deemed by it to be necessary or desirable to such formulation and/or any aspect of the Finished Manufacture which is different from that utilized for the Product pursuant to the Global Agreement for use in the Affymax Territory.

24.          Amendment to Section 8.2.  The Parties hereby agree to amend and restate the second row of the table set forth in Section 8.2 of the Japan Agreement by replacing such row, in its entirety, with the following:

[ *]	$	[*]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

25.          Amendment to Section 8.2.  The Parties hereby agree to amend and restate the final row of the table set forth in Section 8.2 of the Japan Agreement by replacing such row, in its entirety, with the following:

* “Initiation”, as used in this milestone event chart, means the first dosing of the first human subject.

** “Completion” means, with respect to a given clinical trial, and as used in the description of the milestone events, the date on which all data has been collected in such trial for the last subject.

*** As used in this milestone event chart, [ * ] shall include receipt of final written notice from the Regulatory Authority that, based on results obtained outside the Licensed Territory, [ * ] must be conducted within the Licensed Territory to obtain Regulatory Approval of the Product in the Licensed Territory.

26.          Amendment to Section 9.3(a).  The Parties hereby agree to amend the Section 9.3(a) of the Japan Agreement by deleting the final sentence of such Section in its entirety.

27.          Amendment to Section 9.3(c).  The Parties hereby agree to amend and restate Section 9.3(c) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(c)           Joint Patents.  With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party shall prosecute and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in particular countries and jurisdictions throughout the world.  It is the intention of the Parties that, unless otherwise agreed, Collaborator would prosecute and maintain any Joint Patents anywhere in the world other than the U.S., and Affymax would prosecute and maintain the Joint Patents in the U.S., subject to the Parties coordinating their efforts as appropriate to make such prosecution activities as efficient, convenient and harmonious as possible.  The external costs of such prosecution of the Joint Patents shall be shared equally by the Parties and the internal costs of such prosecution of the Joint Patents shall be borne by the Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”); provided, however, in the Licensed Territory only, Collaborator shall bear both internal and external costs and expenses incurred with respect to the prosecution of such patent application, except as otherwise provided below.  The Prosecuting Party shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Except to the extent a particular Party is restricted by the licenses granted to the other Party and/or the other covenants contained in the Agreement, each Party shall be entitled to practice, and grant to Third Parties and its Affiliates the right to practice, the Joint Patents and all Joint Inventions without restriction or an obligation to account to the other Party, and the other Party shall consent, without additional consideration, to any and all such licenses. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (i) such Party may elect to cease its ownership interest in such Joint Patents and shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration, and (ii) thereafter, the electing Party shall be released from any obligations with regard to such Joint Patents and any such Joint Patent would thereafter be deemed a Affymax Patent in the case of assignment to Affymax, or a Collaborator Patent in the case of assignment to Collaborator.

28.          Amendment to Section 9.5(b)(i).  The Parties hereby agree to amend and restate Section 9.5(b)(i) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(i)            If a Third Party infringes any Affymax Patent or Joint Patent in the Licensed Territory by making, using, importing, offering for sale or selling the Product, Hematide, [ * ] or any product containing the Peptide, or [ * ] (such activities, “Product Infringement”), each Party shall so notify the other Party as provided in Section 9.5(a), which such notice shall include all Information available to the other Party regarding such alleged infringement and Affymax shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Licensed Territory, subject to Section 9.5(b)(ii) below, at its expense.  Affymax shall have a period of one hundred twenty (120) days after such notification to or by Affymax, to elect to so enforce such Affymax Patent or Joint Patent.  In the event it does not so elect, it shall so notify Collaborator in writing during such one hundred twenty (120) day time period, and Collaborator shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Affymax Patent or Joint Patent against such Third Party perpetrating such Product Infringement at its expense, unless Affymax

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

demonstrates to the Collaborator in writing a reasonable business basis for not enforcing such Affymax Patents or Joint Patents against such Product Infringement during such time period, in which case Collaborator shall not have the right to so commence such suit or take such action to enforce the applicable Affymax Patent or Joint Patent without Affymax’s prior written consent, provided that if such basis is so demonstrated, that the Parties shall re-evaluate upon Collaborator’s reasonable request, from time to time, whether such basis continues to apply or whether at such time Collaborator may exercise such right. Each Party shall provide to the Party enforcing any such rights under this Section 9.5(b)(i) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.5(b)(i).

29.          Amendment to Sections 9.5(c) and (d).  The Parties hereby agree to amend and restate Sections 9.5(c) and (d) of the Japan Agreement by replacing such Sections, in their entirety, with the following:

(c)           Infringement of Affymax Patents or Joint Patents in the Affymax Territory.  For any and all infringement of Affymax Patents or Joint Patents anywhere in the Affymax Territory, the rights and responsibilities of the Parties shall be governed by Section 9.5(b) of the Global Agreement.

(d)           Product Infringement of Collaborator Patents (other than Joint Patents) in the Affymax Territory.  For any and all infringement of Affymax Patents other than Joint Patents anywhere in the Affymax Territory, the rights and responsibilities of the Parties shall be governed by Section 9.5(c) of the Global Agreement.

30.          Amendment to Section 9.5(g)(ii).  The Parties hereby agree to amend and restate Section 9.5(g)(ii) of the Japan Agreement by replacing such Section, in its entirety, with the following:

(ii)           the portion of any such remaining amounts that represents recovery for infringement in the Affymax Territory shall be allocated according to the applicable terms of the Global Agreement.

31.          Amendment to Section 11.1.  The Parties hereby agree to amend and restate clause (a) of Section 11.1 of the Japan Agreement by replacing such Section, in its entirety, with the following: “(a) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of Products by Affymax or its sublicensees (other than Collaborator) or Affiliates in the Affymax Territory and/or the Development activities conducted by or on behalf of Affymax (or its sublicensees, other than Collaborator, or Affiliates in the Affymax Territory,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

if any), including without limitation the development activities prior to or ongoing as of the Effective Date”.

32.          Amendment to Section 11.2.  The Parties hereby agree to amend and restate clause (i) of Section 11.2 of the Japan Agreement by replacing such Section, in its entirety, with the following: “(i) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of Products by Affymax or its sublicensees (other than Collaborator) or Affiliates in the Affymax Territory and/or the Development activities conducted by or on behalf of Affymax (or its sublicensees, other than Collaborator, or Affiliates in the Affymax Territory, if any), including without limitation the development activities prior to or ongoing as of the Effective Date”.

33.          Amendment to Section 12.4.  The Parties hereby agree to amend the Section 12.4 of the Japan Agreement by deleting the final sentence of such Section in its entirety.

34.          Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

35.          Effectiveness.  This Amendment will become effective upon the execution hereof by both Parties.

36.          Continuing Effect. Other than as set forth in this Amendment, all of the terms and conditions of the Agreement will continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		AFFYMAX, INC.

By:	/s/ Yasuhiko Yamanaka	By:	/s/ Arlene Morris

Name:	Yasuhiko Yamanaka	Name: Arlene Morris

Title:	Corporate Officer, General Manager, Pharmaceutical Marketing Division	Title: President & CEO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.